Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholder
Nationwide Life Insurance Company:
We consent to the use of our reports with respect to Nationwide Provident VLI Separate Account 1 dated March 13, 2013 and Nationwide Life Insurance Company and subsidiaries (the Company) dated March 1, 2013, included herein, and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information (File No. 333-164120) on Form N-6. Our report with respect to the consolidated financial statements and schedules refers to the Company's change in its method of accounting for insurance contract acquisition costs and application of the new method retrospectively.
/s/ KPMG LLP
Columbus, Ohio
April 22, 2013
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